                                                           Exhibit 99.3
U.S. PHYSICAL THERAPY, INC.
2026 OBJECTIVE LONG-TERM INCENTIVE PLAN
FOR SENIOR MANAGEMENT
(“OBJECTIVE BONUS PLAN”)
Purpose: To incentivize and retain Executives eligible for this Objective Bonus Plan to achieve certain corporate earnings criteria and reward Executive Officers of USPH when such criteria are achieved, and to align the long-term interests of Executives and shareholders of USPH.

Effective Date: The effective date of this Objective Bonus Plan and the establishment of performance goals and formula for the amount payable hereunder is March 9, 2026.

Eligibility: The Executives of USPH eligible for this Objective Bonus Plan are the Chief Executive Officer ("CEO"), the President and COO - East (“President”), the Chief Operating Officer - West ("COO West"), and the Executive Vice President, General Counsel ("EVP")

Description. Conditions and Payment Date: Under this Objective Bonus Plan, Executives have an opportunity to receive either a “Cash Bonus” Award or to be granted a Restricted Stock Award ("RSA") having a value at the time of the Award of up to 100% of the annual base salary for 2026 (“Base”) for the CEO, up to 75% of Base for the President, up to 75% of Base for the COO West,  and up to 75% of Base for the EVP, as Performance Awards under the 2003 Plan. The percentage of the maximum amount of cash/RSA value awarded under this Objective Bonus Plan shall be based on the Company’s Adjusted EBITDA (as defined herein) for 2026 at or above one of the three specified levels: Threshold, Target and Maximum percentage levels corresponding with varying Adjusted EBITDA performance.  The percentage of payout applicable for performance in between two levels shall be proportionately adjusted to correspond with such level of performance.

The Compensation Committee of the Board of Directors of USPH (the "Compensation Committee") will, in its sole discretion, determine the amount and type of award to be made in the first quarter of 2027. No Executive will be entitled to any type of award or have a legally binding right to an award until the Compensation Committee, in its sole discretion, determines an award will be made, the amount and the type of award to be made. No Executive will be entitled to elect between the Cash Bonus and RSA. Before any Cash Bonus is paid or an RSA is awarded under this Objective Bonus Plan, the Compensation Committee shall certify in writing that the performance goals have been obtained. Any Cash Bonus award made hereunder shall be paid in a lump-sum amount, and any RSA granted, in each case no later than March 15, 2027. The Executive must be continuously employed by USPH or its affiliates from the Effective Date through December 31, 2026 to receive the Cash Bonus or an RSA, unless otherwise provided in the Executive’s Employment Agreement.

Administration:  The Compensation Committee has authority to administer this Objective Bonus Plan, grant awards, determine whether any such awards shall be made as a Cash Bonus Award or as an RSA, and decide all questions of interpretation. Any RSA granted under this Objective Bonus Plan shall be fully vested on the Grant date. The Compensation Committee’s determinations and interpretations under this Objective Bonus Plan shall be final and binding on all persons.

Objective Bonus Calculation:

2026 Adjusted EBITDA	Potential Bonus Value (percentage of base salary)	Potential Bonus Value (percentage of base salary)
	CEO	Pres., COO-West, EVP
Threshold $101,608,320	30%	15%
Target $105,600,000	50%	31%
Maximum $109,697,280	100%	75%

Adjusted EBITDA is defined as net income attributable to USPH shareholders before interest income, interest expense, taxes, depreciation, and amortization, changes in revaluation of put-right liability, equity-based awards compensation expense, any impairment charges and other extraordinary or unusual items, and related portion for non-controlling interests.

No Trust or Fund: There shall be no separate trust or fund for this Objective Bonus Plan. Any amount payable hereunder shall be an unfunded obligation of USPH and shall be payable out of the general assets of USPH and no amount payable shall be assignable by the participant.